EXHIBIT 99.1

Investor Relations contact: Jeffrey P. Harris Tel: 415-278-7933 investor_relations@gymboree.com Media Relations contact: Jamie Falkowski Tel : 415-278-7942 media_relations@gymboree.com

The Gymboree Corporation Announces First Quarter 2008 Sales

San Francisco, Calif., May 8, 2008 - The Gymboree Corporation (NASDAQ: GYMB) reported net sales from retail operations for the thirteen-week period ended May 3, 2008, of $238.9 million, an increase of 16% compared to net sales from retail operations of $206.7 million for the first fiscal quarter of the prior year. Comparable store sales for the fiscal quarter increased 4% compared to a 3% increase in comparable store sales for the first quarter of 2007.

For the first fiscal quarter, the Company now expects earnings to be in the range of $0.83 to $0.85 per diluted share. The Company now expects earnings for the full fiscal year 2008 to be in the range of $3.10 to $3.15 per diluted share compared to a reported earnings per diluted share of $2.67 for the prior fiscal year. This represents a $0.10 increase over prior guidance for the first quarter and fiscal year. For the second fiscal quarter, the Company expects earnings to be in the range of $0.18 to $0.20.

Management Presentations

For more information about April business, please listen to The Gymboree Corporation’s sales recording by calling the Company’s Investor Relations Hotline at 415-278-7933. The recording will be available Thursday, May 8 at 7:55 a.m. ET through Wednesday, May 14 at 11:59 p.m. PT.

The live broadcast of the discussion of first quarter 2008 financial results will be available to interested parties at 1:30 p.m. PT (4:30 p.m. ET) on Wednesday, May 21, 2008. To listen to the live broadcast over the internet, please log on to www.gymboree.com, click on “Our Company” at the bottom of the page, go to “Investor and Media Relations” and then “Conference Calls, Webcasts & Presentations.” A replay of the call will be available two hours after the broadcast through midnight ET, Wednesday, May 28, 2008, at 800-642-1687, Passcode 32812217.

About The Gymboree Corporation

The Gymboree Corporation’s specialty retail brands offer unique, high-quality products delivered with personalized customer service. As of May 3, 2008, the Company operated a total of 811 retail stores: 604 Gymboree® stores (574 in the United States and 30 in Canada), 96 Gymboree Outlet stores, 95 Janie and Jack® shops and 16 Crazy 8™ stores in the United States. The Company also operates online stores at www.gymboree.com, www.janieandjack.com, and www.crazy8.com. The Company also offers directed parent-child developmental play programs at 588 franchised and Company-operated centers in the United States and 29 other countries.

Forward-Looking Statements

The foregoing financial information for the first fiscal quarter ended May 3, 2008, is unaudited and subject to quarter-end and year-end adjustment. The foregoing paragraphs contain forward-looking statements relating to The Gymboree Corporation’s anticipated sales growth and future financial performance. These are forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Actual results could vary materially as a result of a number of factors, including customer reactions to new merchandise, service levels and new concepts, success in meeting our delivery targets, the level of our promotional activity, our gross margin achievement, our ability to appropriately manage inventory, general economic conditions, effects of future embargos from countries used to source product, and competitive market conditions. Other factors that may cause actual results to differ materially include those set forth in the reports that we file from time to time with the Securities and Exchange Commission, including our annual report on Form 10-K for the year-ended February 2, 2008. These forward-looking statements reflect The Gymboree Corporation’s expectations as of May 3, 2008. The Gymboree Corporation undertakes no obligation to update the information provided herein.

Gymboree and Janie and Jack are registered trademarks of The Gymboree Corporation. Crazy 8 is a trademark of The Gymboree Corporation.

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